CUSTODY AGREEMENT

AGREEMENT, dated as of February __, 2014 between Evanston Alternative Opportunities Fund, a Delaware statutory trust (the “Fund”), and The Bank of New York Mellon (“Custodian”).

W I T N E S S E T H:

that for and in consideration of the mutual promises hereinafter set forth, the Fund and Custodian agree as follows:

ARTICLE I
DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1.       “Authorized Person” shall be any person, whether or not an officer or employee of the Fund, duly authorized by the Fund’s board of Trustees (the “Board”) to execute any Certificate or to give any Oral Instruction with respect to one or more Accounts, such persons to be designated in a Certificate annexed hereto as Schedule I hereto or such other Certificate as may be received by Custodian from time to time.

2.      “BNYM Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

3.      “Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

4.      “Business Day” shall mean any day on which Custodian and relevant Depositories are open for business.

5.      “Certificate” shall mean any notice, instruction, or other instrument in writing (which written instruments may be attached in the form of an electronic attachment and transmitted to Custodian via electronic mail), authorized or required by this Agreement to be given to Custodian, that is actually received by Custodian by letter, email, or facsimile transmission and signed on behalf of the Fund by an Authorized Person or a person reasonably believed by Custodian to be an Authorized Person.

6.       “Composite Currency Unit” shall mean the euro or any other composite currency unit consisting of the aggregate of specified amounts of specified currencies, as such unit may be constituted from time to time.

7.        “Data Providers” shall mean pricing vendors, analytics providers, brokers, dealers, investment managers, Authorized Persons, Subcustodians, Depositories and any other person providing Market Data to Custodian.

8.        “Data Terms Website” shall mean http://bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by Custodian to the Fund.

9.        “Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.

10.      “Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended (the “1940 Act”), identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.

9.        “Hedge Fund Investments” shall mean investments by the Fund in hedge funds, mutual funds and other investment or collective investment vehicles.

10.      “Instructions” shall mean communications actually received by Custodian by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by Custodian as available for use in connection with the services hereunder.

11.      “Market Data” shall mean pricing or other data related to Securities and other assets. Market Data includes but is not limited to security identifiers, valuations, bond ratings, classification data and other data received from investment managers and others.

12.      “Oral Instructions” shall mean verbal instructions received by Custodian from an Authorized Person or from a person reasonably believed by Custodian to be an Authorized Person.

13.      “Securities” shall include, without limitation, any common stock and other equity securities, including Hedge Fund Investments, bonds, debentures and other debt securities, notes, mortgages or other obligations, and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository, by a Subcustodian, or on the books of the issuer and registered in the name of Custodian or its nominee).

14.      “Subcustodian” shall mean a bank (including any branch thereof) or other financial institution (other than a Foreign Depository) located outside the U.S. that is utilized by Custodian in connection with the purchase, sale or custody of Securities hereunder (excluding Hedge Fund Investments) and identified to the Fund from time to time, and the Fund’s successors and nominees.

ARTICLE II
APPOINTMENT OF CUSTODIAN; ACCOUNTS;
REPRESENTATIONS, WARRANTIES, AND COVENANTS

1.    (a)  The Fund hereby appoints Custodian as custodian of all Securities and cash at any time delivered to Custodian during the term of this Agreement, and authorizes Custodian to hold Securities in registered form in its name or the name of its nominees. Custodian hereby accepts such appointment and agrees to establish and maintain one or more securities accounts and cash accounts for the Fund in which Custodian will hold Securities and cash as provided herein. Such accounts (each, an “Account”; collectively, the “Accounts”) shall be in the name of the Fund.

(b)  Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Fund and Custodian may agree upon (each a “Special Account”), and Custodian shall reflect therein such assets as the Fund may specify in a Certificate or Instructions.

(c)  Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in a Certificate or Instructions such accounts on such terms and conditions as the Fund and Custodian shall agree, and Custodian shall transfer to such account such Securities and money as the Fund may specify in a Certificate or Instructions.

2.    The Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each delivery of a Certificate or each giving of Oral Instructions or Instructions by the Fund, that:

(a)  It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b)  This Agreement has been duly authorized, executed and delivered by the Fund, approved by a resolution of the Board, constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-

laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, that would prohibit its execution or performance of this Agreement;

(c)  It is conducting its business in material compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d)  It will not, after exercising due care and diligence, knowingly use the services provided by Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Fund;

(e)  The Board or the Fund’s foreign custody manager, as defined in Rule 17f-5 under the 1940 Act, has determined that use of each Subcustodian (including any Replacement Custodian) that Custodian is authorized to utilize in accordance with Section 1(a) of Article III hereof, to the best of its knowledge after having exercised due care and diligence, satisfies the applicable requirements of the 1940 Act and Rule 17f-5 thereunder;

(f)  The Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the 1940 Act;

(g)  It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions and delivering Certificates to Custodian, shall, and shall cause each Authorized Person, to safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by the Fund, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances, and acknowledges and agrees that Instructions need not be reviewed by Custodian, may conclusively be presumed by Custodian to have been given by person(s) duly authorized, and may be acted upon as given;

(h)  It shall manage its borrowings, including, without limitation, any advance or overdraft (including any day-light overdraft) in the Accounts, so that the aggregate of its total borrowings for the Fund does not exceed the amount that the Fund is permitted to borrow under the 1940 Act;

(i)  Its transmission or giving of, and Custodian acting upon and in reliance on, Certificates, Instructions, or Oral Instructions pursuant to this Agreement shall at all times comply with the 1940 Act;

(j)  It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose;

(k)   (i)      it has established and presently maintains policies and procedures that require it to obtain and verify information about the identity of its investors, and that are reasonably designed to ensure that it is not being used as a conduit for money laundering or other illicit purposes; and

(ii)     it, directly or indirectly through its fund administrator has used reasonable efforts to verify the identity of each investor and made reasonable inquiries regarding the source of funds credited to such Account from such investor, and to the best of its knowledge, no transaction through any Account is prohibited by applicable law, regulation or rule; and

(l)  It has the right to make the pledge and grant the security interest and security entitlement to Custodian contained in Section 1 of Article V hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims, or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as Custodian may require to assure such priority.

(m)  With respect to any Hedge Fund Investments by the Fund:

(i)      Custodian shall have full authority to receive, complete, execute and forward to the appropriate party any and all subscription documentation, and to take any other action deemed by Custodian necessary or desirable, on behalf of the Fund, with respect to the Fund’s purchase and sale of Hedge Fund Investments;

(ii)     any and all responses, representations, warranties, covenants and indemnities in any subscription documentation with any issuer of a Hedge Fund Investment are provided by and on behalf of the Fund as owner of the Hedge Fund Investment, and will at all times be true, correct and complete in all material respects, and the Fund will promptly notify Custodian in writing if there is any material change in any such responses, representations or warranties or any material default under any such covenant; and

(iii)    it shall take no action to transfer any interest in a Hedge Fund Investment from the nominee name in which such investment is registered without the express written consent of Custodian (which consent shall not be unreasonably withheld), or take any other action that would cause Custodian’s first lien and security interest hereunder to be adversely affected.

3.      The Fund hereby covenants that it shall from time to time complete and execute and deliver to Custodian upon Custodian’s request a Form FR U-1 (or successor form) whenever the Fund borrows from Custodian any money to be used for the purchase or carrying of margin stock as defined in Federal Reserve Regulation U.

ARTICLE III
CUSTODY AND RELATED SERVICES

1.     (a)  Subject to the terms hereof, the Fund hereby authorizes Custodian to hold any Securities received by it from time to time for the Fund’s account. Custodian shall be entitled to utilize, subject to subsection (c) of this Section 1, Depositories, Subcustodians, and, subject to subsection (d) of this Section 1, Foreign Depositories, to the extent possible in connection with its performance hereunder, except with respect to Hedge Fund Investments, which must be held by Custodian, unless otherwise agreed to by the Fund.. Securities and cash held in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Securities and cash held through Subcustodians shall be held subject to the terms and conditions of Custodian’s agreements with such Subcustodians. Subcustodians may be authorized to hold Securities in Foreign Depositories in which such Subcustodians participate. Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with a Subcustodian, a Depositary or a Foreign Depository will be held in a commingled account, in the name of Custodian, holding only Securities held by Custodian as custodian for its customers. Custodian shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Depositories, Foreign Depositories, or Subcustodians. Custodian shall, directly or indirectly through Subcustodians, Depositories, or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration, or where such Securities are acquired. Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (the “Replacement Subcustodian”). In the event Custodian selects a Replacement Subcustodian, Custodian shall not utilize such Replacement Subcustodian until after the Board or the Fund’s foreign custody manager has determined that, to the best of its knowledge, its utilization of such Replacement Subcustodian satisfies the Fund’s requirements applicable to it pursuant to the 1940 Act and Rule 17f-5 thereunder.

(b)  Unless Custodian has received a Certificate or Instructions to the contrary, Custodian shall hold Securities (excluding Hedge Fund Investments, which must be held by Custodian, unless otherwise agreed to by the Fund) indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian, and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(c)  With respect to each Depository, Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository, and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of Custodian.

(d)  With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. As used herein the term “Country Risks” shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions that affect the order execution of securities transactions or affect the value of securities.

2.     Custodian shall furnish the Fund with an advice of daily transactions (including a confirmation of each transfer of Securities) and a monthly summary of all transfers to or from the Accounts.

3.     With respect to all Securities held hereunder, Custodian shall, unless otherwise instructed to the contrary:

 (a)      Receive all income and other payments and advise the Fund as promptly as practicable of any such amounts due but not paid;

(b)      Present for payment and receive the amount paid upon all Securities that may mature and advise the Fund as promptly as practicable of any such amounts due but not paid;

(c)      Forward to the Fund copies of all information or documents that it may actually receive from an issuer of Securities that, in the opinion of Custodian, are intended for the beneficial owner of Securities;

(d)      Execute, as custodian, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;

(e)      Hold directly or through a Depository, a Foreign Depository, or a Subcustodian all rights and similar Securities issued with respect to any Securities credited to an Account hereunder; and

(f)       Endorse for collection checks, drafts or other negotiable instruments.

4.    (a)      Custodian shall promptly notify the Fund of rights or discretionary actions with respect to Securities held hereunder, and of the date or dates by when such rights must be exercised or such action must be taken, provided that Custodian has actually received, from the issuer or the relevant Depository (with respect to Securities issued in the United States) or from the relevant Subcustodian, Foreign Depository, a nationally or internationally recognized bond or corporate action service to which Custodian subscribes, or, with respect to Hedge Fund Investments, from the issuer or the fund administrator of such issuer, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken. Absent actual receipt of such notice, Custodian shall have no liability for failing to so notify the Fund.

(b)      Whenever Securities (including, but not limited to, warrants, options, tenders, options to tender or non-mandatory puts or calls) confer discretionary rights on the Fund or provide for discretionary action or alternative courses of action by the Fund, the Fund shall be responsible for making any decisions relating thereto and for directing Custodian to act. In order for Custodian to act, it must receive the Fund’s Certificate or Instructions at Custodian’s offices, addressed as Custodian may from time to time request, not later than noon (New York time) at least two (2) Business Days prior to the last scheduled date to act with respect to such Securities (or such earlier date or time as Custodian may specify to the Fund). Absent Custodian’s timely receipt of such Certificate or Instructions, Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.

5.      All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by Custodian and the Fund.

6.      Custodian shall promptly advise the Fund upon Custodian’s actual receipt of notification of the partial redemption, partial payment or other action affecting less than all Securities of the relevant class. If Custodian, any Subcustodian, any Depository, or any Foreign Depository holds any Securities in which the Fund has an interest as part of a fungible mass, Custodian, such Subcustodian, Depository, or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection, provided, however, that if such Securities are Hedge Fund Investments, the Fund has consented to such partial redemption, partial repayment, or other action.

7.      Custodian shall not under any circumstances accept bearer interest coupons that have been stripped from United States federal, state or local government or agency securities unless explicitly agreed to by Custodian in writing.

8.      The Fund shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any cash or Securities held on behalf of the Fund or any transaction related thereto. The Fund shall indemnify Custodian and each Subcustodian for the amount of any Tax that Custodian, any such Subcustodian or any other withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of the Fund (including any payment of Tax required by reason of an earlier failure to withhold). Custodian shall, or shall instruct the applicable Subcustodian or other withholding agent to, withhold the amount of any Tax that is required to be withheld under applicable law upon collection of any dividend, interest or other distribution made with respect to any Security and any proceeds or income from the sale, loan or other transfer of any Security. In the event that Custodian or any Subcustodian is required under applicable law to pay any Tax on behalf of the Fund, Custodian is hereby authorized to withdraw cash from any cash account in the amount required to pay such Tax and to use such cash, or to remit such cash to the appropriate Subcustodian or other withholding agent, for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in all cash accounts is not sufficient to pay such Tax, Custodian shall promptly notify the Fund of the additional amount of cash (in the appropriate currency) required, and the Fund shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Custodian as specified herein. In the event that Custodian reasonably believes that the

Fund is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax that is otherwise required to be withheld or paid on behalf of the Fund under any applicable law, Custodian shall, or shall instruct the applicable Subcustodian or withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that Custodian shall have received from the Fund all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty. In the event that Custodian reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, Custodian and the applicable Subcustodian shall have no responsibility for the accuracy or validity of any forms or documentation provided by the Fund to Custodian hereunder. The Fund hereby agrees to indemnify and hold harmless Custodian and each Subcustodian in respect of any liability arising from any underwithholding or underpayment of any Tax that results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify shall be a continuing obligation of the Fund, its successors and assigns notwithstanding the termination of this Agreement.

9.    (a)      For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in U.S. dollars to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction. Custodian shall provide the Fund with immediately available funds each day that result from the actual settlement of all sale transactions, based upon advices received by Custodian from Subcustodians, Depositories, and Foreign Depositories. Such funds shall be in U.S. dollars or such other currency as the Fund may specify to Custodian.

(b)      Any foreign exchange transaction effected by Custodian in connection with this Agreement may be entered with Custodian or a BNYM Affiliate acting as principal or otherwise through customary banking channels. The Fund may issue a standing Certificate or Instructions with respect to foreign exchange transactions, but Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund. The Fund shall bear all risks of investing in Securities or holding cash denominated in a foreign currency. Without limiting the foregoing, the Fund shall bear the risks that rules or procedures imposed by Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders shall prohibit or impose burdens or costs on the transfer to, by or for the account of the Fund of Securities or cash held outside the Fund’s jurisdiction or denominated in a currency other than its home jurisdiction or the conversion of cash from one currency into another currency. Custodian shall not be obligated to substitute another currency for a currency whose transferability, convertibility or availability has been affected by such law, regulation, rule or procedure.

10.      Cash may be swept as directed by the Fund or its investment adviser to investment vehicles offered by Custodian or to other investment vehicles. Cash may be uninvested when it is received or reconciled to an Account after the deadline to be swept into a target vehicle, or when held for short periods of time related to transaction settlements. The Fund acknowledges that, as part of Custodian’s compensation, Custodian will earn interest on cash balances held by Custodian, including disbursement balances and balances arising from purchase and sale transactions, as disclosed in Custodian’s float policy.

11.      Until such time as Custodian receives a certificate to the contrary with respect to a particular Security, Custodian may release the identity of the Fund to an issuer that requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and shareholder.

12.      In providing Market Data related to the Accounts in connection with this Agreement, Custodian is authorized to use Data Providers. Custodian may follow Instructions in providing pricing or other Market Data, even if such instructions direct Custodian to override its usual procedures and Market Data sources. Custodian shall be entitled to reasonably rely without inquiry on all Market Data (and all Instructions related to Market Data) provided to it, and Custodian shall not be liable for any Losses (as defined in Article VIII, Section 1(a)) incurred as a result of errors or omissions with respect to any Market Data utilized by Custodian or the Fund hereunder. The Fund acknowledges that certain pricing or valuation information may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may be material. Custodian shall not be required to inquire into the pricing of any Securities or other assets, even though Custodian may receive different prices for the same Securities or assets. Market Data may be the intellectual property of the Data Providers, which may impose additional terms and conditions upon the Fund’s use of the Market Data. The additional terms and conditions can be found in the Data Terms Website. The Fund agrees to those terms as they are posted in the Data Terms Website from time to time. Certain Data Providers may not permit the Fund’s directed price to be used. Performance measurement and analytic services may use different data sources than those used by Custodian to provide Market Data for an Account, with the result that different prices and other Market Data may apply.

13.      From time to time Custodian may make available to the Fund or its agent(s) certain computer programs, products, services, reports or information (including,

without limitation, information obtained by Custodian from third parties and information reflecting Custodian’s input, evaluation and interpretation) (collectively, “Tools”). Tools may allow the Fund or its agent(s) to perform certain analytic, accounting, compliance, reconciliation and other functions with respect to an Account. By way of example, Tools may assist the Fund or its agent(s) in analyzing the performance of investment advisers appointed by the Fund, determining on a post-trade basis whether transactions for an Account comply with the Fund’s investment guidelines, evaluating assets at risk and performing account reconciliations. Tools, as well as practices and processes developed by or for Custodian in connection with the services provided to the Fund: (1) may be used only for the Fund’s internal purposes, and may not be resold, redistributed or otherwise made available to third parties; and (2) are the sole and exclusive property of Custodian (and its suppliers if applicable). The Fund may not reverse engineer or decompile any computer programs provided by Custodian comprising, or provided as a part of, any Tools. Information supplied by third parties may be incorrect or incomplete, and any information, reports, analytics or other services supplied by Custodian that rely on information from third parties may also be incorrect or incomplete. All Tools are provided “AS IS,” whether or not they are modified to meet specific needs of the Fund and regardless of whether Custodian is compensated by the Fund for providing such Tools. CUSTODIAN DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOOLS, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, CUSTODIAN AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOSS, COST, EXPENSE, DAMAGE, LIABILITY OR CLAIM SUFFERED OR INCURRED BY THE FUND, ITS AGENT(S) OR ANY OTHER PERSON AS A RESULT OF USE OF, INABILITY TO USE OR RELIANCE UPON ANY TOOLS.

ARTICLE IV
PURCHASE, SALE AND REDEMPTION OF SECURITIES;
CREDITS TO ACCOUNT

1.     (a)      Promptly after each purchase or sale of Securities by the Fund, the Fund shall deliver to Custodian a Certificate or Instructions, or with respect to a purchase or sale of a Security generally required to be settled on the same day the purchase or sale is made, Oral Instructions specifying all information Custodian may reasonably request to settle such purchase or sale. Custodian shall account for all purchases and sales of Securities on the actual settlement date unless otherwise agreed by Custodian.

(b)      With respect to purchases and redemptions of Hedge Fund Investments, upon the Written Instructions of an Authorized Person, Custodian (or its nominee) will as agent for the Fund subscribe for and redeem shares, units or other interests and complete, execute and submit all relevant subscription and redemption documentation required by the relevant issuer; provided that: (i) any such subscription documentation will make clear that Custodian acts solely as custodian on behalf of the Fund and that the responses, representations, warranties, covenants and any indemnities are given solely by and on behalf of the Fund; (ii) any Written Instructions given to Custodian hereunder shall be in accordance with Custodian’s procedures notified to the Fund from time to time; and (iii) the Fund’s delivery to Custodian of any such Written Instructions to purchase Hedge Fund Investments shall constitute the Fund’s representation and warranty that the Fund has reviewed and understands the terms of the relevant offering memorandum or subscription agreement (or similar document) and other document(s) related thereto and agreement to be bound by the terms and conditions thereof (including all responses, representations and warranties to which the Fund will be bound as the beneficial or economic owner of such Hedge Fund Investment); and provided further that, prior to submitting the relevant documentation to the issuer of such Hedge Fund Investments, or such issuer’s fund administrator, Custodian will provide the Fund’s investment adviser or other designated agent with the opportunity to review such documentation, unless the Fund’s investment adviser or other agent has provided to Custodian prior notice that no such review is needed. The Fund acknowledges that the decision to invest in Hedge Fund Investments rests solely with the Fund and/or its investment adviser, and under no circumstances shall Custodian have or be required to have any authority to supervise, monitor or control the Fund’s investments in Hedge Fund Investments, or any other securities or assets of the Fund, nor shall Custodian otherwise provide any investment advisory services to the Fund or have any liability related to the foregoing.

2.      The Fund understands that when Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. Notwithstanding any provision in this Agreement to the contrary, settlements, payments and deliveries of Securities may be effected by Custodian or any Subcustodian in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction in which the transaction occurs, including, without limitation, delivery to a purchaser or dealer therefor (or agent) against receipt with the expectation of receiving later payment for such Securities. The Fund assumes full responsibility for all risks, including, without limitation, credit risks, involved in connection with such deliveries of Securities.

3.      Custodian may, as a matter of bookkeeping convenience or by separate agreement with the Fund, credit the Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until Custodian’s actual receipt of final payment and may be reversed by Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until Custodian shall have received immediately available funds that under applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and that are specifically applicable to such transaction.

ARTICLE V
OVERDRAFTS OR INDEBTEDNESS

1.      If Custodian should in its sole discretion advance funds on behalf of the Fund that results in an overdraft (including, without limitation, any day-light overdraft) because the money held by Custodian in an Account for the Fund shall be insufficient to pay the total amount payable upon a purchase of Securities, as set forth in a Certificate, Instructions or Oral Instructions, or if an overdraft arises in the separate account of the Fund for some other reason, including, without limitation, because of a reversal of a conditional credit or the purchase of any currency, or if the Fund is for any other reason indebted to Custodian, including any indebtedness to The Bank of New York Mellon under the Fund’s Cash Management and Related Services Agreement (except a borrowing for investment or for temporary or emergency purposes using Securities as collateral pursuant to a separate agreement and subject to the provisions of Section 2 of this Article), such overdraft or indebtedness shall be deemed to be a loan made by Custodian to the Fund payable on demand and shall bear interest from the date incurred at a rate per annum ordinarily charged by Custodian to its institutional customers, as such rate may be adjusted from time to time. In addition, the Fund hereby agrees that Custodian shall to the maximum extent permitted by law have a continuing lien, security interest, and security entitlement in and to any property, including, without limitation, any investment property or any financial asset, of the Fund at any time held by Custodian for the benefit of the Fund, or in which the Fund may have an interest that is then in Custodian’s possession or control or in possession or control of any third party acting in Custodian’s behalf. The Fund authorizes Custodian, in its sole discretion, at any time to charge any such overdraft or indebtedness together with interest due thereon against any balance of account standing to the Fund’s credit on Custodian’s books.

2.      If the Fund borrows money, it shall do so in conformance with the 1940 Act and the Fund’s prospectus.

ARTICLE VI
SALE AND REDEMPTION OF SHARES

1.      Whenever the Fund shall sell any shares issued by the Fund (“Shares”), it shall deliver or cause to be delivered to Custodian a Certificate or Instructions specifying the amount of money to be received by Custodian for the sale of such Shares and specifically allocated to an Account for the Fund.

2.      Upon receipt of such money, Custodian shall credit such money to an Account in the name of the Fund.

3.      Except as provided hereinafter, whenever the Fund desires Custodian to make payment out of the money held by Custodian hereunder in connection with a repurchase of any Shares, it shall furnish to Custodian: (a) a resolution of its board directing the Fund’s transfer agent to redeem the Shares; and (b) a Certificate or Instructions specifying the total amount to be paid for such Shares. Custodian shall make payment of such total amount to the transfer agent specified in such Certificate or Instructions out of the money held in a Fund Account.

ARTICLE VII
PAYMENT OF DIVIDENDS OR DISTRIBUTIONS

1.      Whenever the Fund shall determine to pay a dividend or distribution on Shares it shall furnish to Custodian Instructions or a Certificate setting forth therein the date of the declaration of such dividend or distribution, the total amount payable, and the payment date.

2.      Upon the payment date specified in such Instructions or Certificate, Custodian shall pay out of the money held for the Fund’s account the total amount payable to the dividend agent of the Fund.

ARTICLE VIII
CONCERNING CUSTODIAN

1.      (a)      Except as otherwise expressly provided herein, Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (collectively, “Losses”), incurred by or asserted against the Fund, except those Losses arising out of Custodian’s own negligence or willful misconduct. Custodian shall have no liability whatsoever for the action or inaction of any Depositories or of any Foreign Depositories, except in each case to the extent such action or inaction is a direct result of Custodian’s failure to fulfill its duties hereunder. With respect to any Losses incurred by the Fund as a result of the acts or any failures to act by any Subcustodian (other than a BNYM Affiliate), Custodian shall take appropriate action to recover such Losses from such Subcustodian; and Custodian’s sole responsibility and liability to the Fund shall be limited to amounts so received from such Subcustodian (exclusive of costs and expenses incurred by Custodian). In no event shall Custodian be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement, nor shall Custodian or any Subcustodian be liable: (i) for acting in accordance with any Certificate or Oral Instructions actually received by Custodian and reasonably believed by Custodian to be given by an Authorized Person; (ii) for conclusively presuming that all Instructions are given only by person(s) duly authorized; (iii) for conclusively presuming that all disbursements of cash directed by the Fund, whether by a Certificate, an Oral Instruction, or an Instruction, are in accordance with Section 2(i) of Article II hereof; (iv) for holding property in any particular country in accordance with the terms of this Agreement, including, but not limited to, Losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; exchange or currency controls or restrictions, devaluations or fluctuations; availability of cash or Securities or market conditions which prevent the transfer of property or execution of Securities transactions or affect the value of property; (v) for any Losses due to forces beyond the control of Custodian, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, or interruptions, loss or malfunctions of utilities; (vi) for the insolvency of any Subcustodian (other than a BNYM Affiliate), any Depository, or, except to the extent such action or inaction is a direct result of Custodian’s failure to fulfill its duties hereunder, any Foreign Depository; (vii) for acting in accordance with Instructions without reviewing the appropriateness of the same (it being understood Custodian shall use reasonable efforts to review an Instruction solely for purposes of authenticating such Instruction as being sent by an Authorized Person); or (viii) for any Losses arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, including, without limitation, implementation or adoption of any rules or procedures of a Foreign Depository, which may affect, limit, prevent or impose costs or burdens on, the transferability, convertibility, or availability of any currency or Composite Currency Unit in any country or on the transfer of any Securities, and in no event shall Custodian be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency Unit) whose transferability, convertibility or availability has been affected, limited, or prevented by such law, regulation or event, and to the extent that any such law, regulation or event imposes a cost or charge upon Custodian in relation to the transferability, convertibility, or availability of any cash currency or Composite Currency Unit, such cost or charge shall be for the account of the Fund, and Custodian may treat any account denominated in an affected currency as a group of separate accounts denominated in the relevant component currencies.

(b)  Custodian may enter into subcontracts, agreements and understandings with any BNYM Affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Custodian from its obligations hereunder, and Custodian shall be responsible for all of the fees and expenses of any BNYM Affiliate.

(c)  The Fund agrees to indemnify Custodian and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against

Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder (including reasonable fees and expenses of counsel incurred by Custodian in a successful defense of claims by the Fund), including without limitation, any breach of or default under any of the representations, warranties or covenants made in any subscription documentation with any issuer of Hedge Fund Investments; provided however, that no Fund shall be obligated to indemnify Custodian for those Losses arising out of Custodian’s own negligence or willful misconduct. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.

2.      Without limiting the generality of the foregoing, Custodian shall be under no obligation to inquire into, and shall not be liable for:

(a)  Any Losses incurred by the Fund or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Securities, or Securities that are otherwise not freely transferable or deliverable without encumbrance in any relevant market;

(b)  The validity of the issue of any Securities purchased, sold, or written by or for the Fund, the legality of the purchase, sale or writing thereof, or the propriety of the amount paid or received therefor;

(c)  The legality of the sale or repurchase of any Shares, or the propriety of the amount to be received or paid therefor;

(d)  The legality of the declaration or payment of any dividend or distribution by the Fund;

(e)  The legality of any borrowing by the Fund;

(f)  The legality of any loan of portfolio Securities, nor shall Custodian be under any duty or obligation to see to it that any cash or collateral delivered to it by a broker, dealer or financial institution or held by it at any time as a result of such loan of portfolio Securities is adequate security for the Fund against any loss it might sustain as a result of such loan, which duty or obligation shall be the sole responsibility of the Fund. In addition, Custodian shall be under no duty or obligation to see that any broker, dealer or financial institution to which portfolio Securities of the Fund are lent makes payment to it of any dividends or interest which are payable to or for the account of the Fund during the period of such loan or at the termination of such loan, provided, however that Custodian shall promptly notify the Fund in the event that such dividends or interest are not paid and received when due;

(g)  The sufficiency or value of any amounts of money and/or Securities held in any Special Account in connection with transactions by the Fund; whether any broker, dealer, futures commission merchant or clearing member makes payment to the Fund of any variation margin payment or similar payment which the Fund may be entitled to receive from such broker, dealer, futures commission merchant or clearing member, or whether any payment received by Custodian from any broker, dealer, futures commission merchant or clearing member is the amount the Fund is entitled to receive, or to notify the Fund of Custodian’s receipt or non-receipt of any such payment;

(h)  Whether any Securities at any time delivered to, or held by it or by any Subcustodian, for the account of the Fund are such as properly may be held by the Fund under the provisions of its then current prospectus and statement of additional information, or to ascertain whether any transactions by the Fund, whether or not involving Custodian, are such transactions as may properly be engaged in by the Fund; or

(i)  Any action by the Fund or by any issuer of a Hedge Fund Investment that prevents or limits the redemption or other liquidation of the Hedge Fund Investment (including, without limitation, any action taken by any issuer to suspend or curtail redemptions or to make distributions in kind, including distributions of illiquid investments).

3.      Custodian may, with respect to questions of law specifically regarding an Account, obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

4.      Custodian shall be under no obligation to take action to collect any amount payable on Securities in default, or if payment is refused after due demand and presentment.

5.      Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting any Account.

6.      The Fund shall pay to Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at Custodian’s standard rates for such services as may be applicable. The Fund shall reimburse Custodian for all reasonable costs associated with the conversion of the Fund’s Securities hereunder and the transfer of Securities and records kept in connection with this Agreement. The Fund shall also reimburse Custodian for reasonable out-of-pocket expenses that are a normal incident of the services provided hereunder.

7.      Custodian has the right to debit any cash account for any amount payable by the Fund in connection with any and all obligations of the Fund to Custodian.  Custodian agrees to provide to the Fund a monthly invoice setting forth the fees and expenses payable under this Agreement (the “Invoiced Amounts”).  Without limiting any other provision herein, solely in the event the Fund has not paid the Invoiced Amounts due to Custodian hereunder (and such Invoiced Amounts are not being contested in good faith) within 30 days of receiving an invoice from Custodian, Custodian has the right to debit any cash account for any amount payable by the Fund in connection with such Invoiced Amounts. In addition to the rights of Custodian under applicable law and other agreements, at any time when the Fund shall not have honored any of its obligations to Custodian, Custodian shall have the right without notice to the Fund to retain or set-off, against such obligations of the Fund, any Securities or cash Custodian or a BNYM Affiliate may directly or indirectly hold for the account of the Fund, and any obligations (whether matured or unmatured) that Custodian or a BNYM Affiliate may have to the Fund in any currency or Composite Currency Unit. Any such asset of, or obligation to, the Fund may be transferred to Custodian and any BNYM Affiliate in order to effect the above rights.

8.      The Fund agrees to forward to Custodian a Certificate or Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to Custodian. The Fund agrees that the fact that such confirming Certificate or Instructions are not received or that a contrary Certificate or contrary Instructions are received by Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by Custodian. If the Fund elects to transmit Instructions through an on-line communications system offered by Custodian, the Fund’s use thereof shall be subject to the Terms and Conditions attached as Appendix I hereto. If Custodian receives Instructions that appear on their face to have been transmitted by an Authorized Person via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the Fund understands and agrees that Custodian cannot determine the identity of the actual sender of such Instructions and that Custodian shall conclusively presume that such Written Instructions have been sent by an Authorized Person, and the Fund shall be responsible for ensuring that only Authorized Persons transmit such Instructions to Custodian. If the Fund elects (with Custodian’s prior consent) to transmit Instructions through an on-line communications service owned or operated by a third party, the Fund agrees that Custodian shall not be responsible or liable for the reliability or availability of any such service.

9.      The books and records pertaining to the Fund that are in possession of Custodian shall be the property of the Fund. Such books and records shall be prepared and maintained by Custodian, as required by the 1940 Act and the rules thereunder. The

Fund, or its authorized representatives, shall have access to such books and records during Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Custodian to the Fund or its authorized representative. Upon the reasonable request of the Fund, Custodian shall provide in hard copy or on computer disc any records included in any such delivery that are maintained by Custodian on a computer disc, or are similarly maintained.

10.    Upon request of the Fund or its delegee, Custodian shall provide to the Fund: (a) sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements; and (b) periodic reports and reasonable documentation for delivery to the Fund’s Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act with respect to the services provided hereunder and Custodian’s compliance with its operating policies and procedures related thereto as may be agreed upon by Custodian and the Fund from time to time.

11.    Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Custodian in connection with this Agreement.

12.      It is understood that Custodian is authorized to supply any information regarding the Accounts that is required by any law, regulation or rule now or hereafter in effect. Custodian shall provide the Fund with any report obtained by Custodian on the system of internal accounting control of a Depository, and with such reports on its own system of internal accounting control as the Fund may reasonably request from time to time.

13.      Except as specifically provided in Article VIII, Section 12 above and Article X, Section 9 below, the parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement or as otherwise permitted herein, shall not be disclosed to any third party.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

ARTICLE IX
TERMINATION

1.      Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of giving of such notice. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the board of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor custodian or custodians, each of which shall be a bank or trust company eligible to serve as a custodian of a investment company under the 1940 Act. In the event such notice is given by Custodian, the Fund shall, on or before the termination date, deliver to Custodian a copy of a resolution of the board of the Fund, certified by the Secretary or any Assistant Secretary, designating a successor custodian or custodians. In the absence of such designation by the Fund, Custodian may designate a successor custodian that shall be a bank or trust company eligible to serve as custodian for an investment company under the 1940 Act. Upon the date set forth in such notice this Agreement shall terminate, and Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Securities and money then owned by the Fund and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

2.      If a successor custodian is not designated by the Fund or Custodian in accordance with the preceding Section, the Fund shall upon the date specified in the notice of termination of this Agreement and upon the delivery by Custodian of all Securities (other than Securities that cannot be delivered to the Fund) and money then owned by the Fund be deemed to be its own custodian and Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities that cannot be delivered to the Fund to hold such Securities hereunder in accordance with this Agreement.

ARTICLE X
MISCELLANEOUS

1.      The Fund agrees to furnish to Custodian a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Custodian shall be fully protected in acting upon Certificates or Oral Instructions of such present Authorized Persons.

2.      The Fund hereby acknowledges and agrees that Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.

3.      Any notice or other instrument in writing, authorized or required by this Agreement to be given to Custodian, shall be sufficiently given if addressed to Custodian and received by it at its offices at One Wall Street, New York, New York 10286, or at such other place as Custodian may from time to time designate in writing.

4.      Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to Scott Zimmerman, care of the Fund, and received by the Fund at its offices at 1560 Sherman Avenue, Suite 960, Evanston, Illinois 60201, or at such other place as the Fund may from time to time designate in writing.

5.      Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

6.      In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any exclusive jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties, except that any amendment to the Schedule I hereto need be signed only by the Fund and any amendment to Appendix I hereto need be signed only by Custodian, provided that such amendment does not increase the liability, indemnity, or other obligations of the Fund. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

7.      This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and Custodian hereby consent to the non-exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

8.     The Fund hereby acknowledges that Custodian is subject to federal laws, including its Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Custodian must obtain, verify and record information that allows Custodian to identify the Fund. Accordingly, prior to opening an Account hereunder Custodian will ask the Fund to provide certain information including, but not limited to, the Fund’s name, physical address, tax identification number and other information that will help Custodian to identify and verify the Fund’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. The Fund agrees that Custodian cannot open an Account hereunder unless and until Custodian verifies the Fund’s identity in accordance with its CIP.

9.      The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes Custodian to disclose information regarding the Fund and the Accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information, and (ii) Custodian may store the names and business addresses of the Fund’s employees on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund. The Fund confirms that it is authorized to consent to the foregoing.

10.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the Fund and Custodian have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

EVANSTON ALTERNATIVE OPPORTUNITIES FUND
By:

Title:

THE BANK OF NEW YORK MELLON

By:

Title:

SCHEDULE I
CERTIFICATE OF AUTHORIZED PERSONS
(The Fund - Oral and Written Instructions)

The undersigned hereby certifies that he is the duly elected and acting General Counsel of Evanston Capital Management, LLC, the investment adviser of Evanston Alternative Opportunities Fund (the “Fund”), and further certifies that the following officers or employees of the Fund have been duly authorized in conformity with the Fund’s organizational documents to deliver Certificates and Oral Instructions to The Bank of New York Mellon (“Custodian”) pursuant to the Custody Agreement between the Fund and Custodian dated ______ ____, 2014, and that the signatures appearing opposite their names are true and correct:

Name	Title	Signature
Adam Blitz	Chief Executive Officer and Chief Investment Officer
Kenneth A. Meister	President and Chief Operating Officer
Ryan Cahill	Chief Financial Officer
Don Fehrs	Principal — Risk Management and Research
Kristen VanGelder	Principal — Investments
David Wagner	Chairman

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

By:
General Counsel of Evanston Capital Management, LLC

Date:

APPENDIX I

 ELECTRONIC ACCESS

TERMS AND CONDITIONS

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “BNY Mellon”) will provide the counterparty(ies) and its (their) affiliates (“You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a “Services Agreement”). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. By Your signature below, You agree to the Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.		Access Administration:
a.
To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis. In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts (“Authorized Transactional Users”). Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate.

b.
Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.
You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

d.
You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon’s third party supplier (“BNY Mellon’s Supplier”), BNY Mellon’s clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

2.	Proprietary Software: Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.		Use of Data:
a.
Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”). You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.
You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.
In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies You or Your data.

4.		Ownership and Rights:
a.
Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the "Information"), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

	b.	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.
c.
Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

d.
Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers. "Intellectual Property Rights" includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.		Reliance:
a.
BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including reasonable attorneys’ fees and expenses) (collectively “Losses”) incurred or sustained by you or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.
All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.		Disclaimers:
a.
Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon (“Content Providers”) and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reasonable reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.
BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.
Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.
BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.
TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NON-INFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

f.
Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.		Limitation of Liability:
a.
IN NO EVENT WILL BNY MELLON, BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.
BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS,

APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.
The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.		Indemnification:
a.
You agree to indemnify, protect and hold BNY Mellon, BNY Mellon’s Suppliers, Content Providers and Information Providers harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys’ fees and expenses, resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

b.
The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.	Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that non-exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.		Term and Termination:
	a.	Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.
b.
In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.
BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

d.
BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.
f.
Upon termination of Your access to Electronic Access, You shall return of manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.
The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized, executed and delivered on Your behalf, that You have full authority to execute these Terms and Conditions for the undersigned entity and that the individual executing these Terms and Conditions has the requisite authority to bind the undersigned entity to these Terms and Conditions, and that these Terms and Conditions constitute Your binding obligation enforceable in accordance with its terms.